Exhibit 21
Subsidiaries of
Bread Financial Holdings, Inc.
A Delaware Corporation
(as of December 31, 2025)

Subsidiary	Jurisdiction of Organization	Other Business Names
ADS Card Services Foreign Holdings B.V.	Netherlands	None
Bread Financial Canada Co.	Nova Scotia, Canada	None
Bread Financial Global Solutions India LLP	India	None
Bread Financial Payments, Inc.	Delaware	None
Bread Reinsurance Ltd.	Bermuda	None
Comenity Bank	Delaware	None
Comenity Canada L.P.	Ontario, Canada	Comenity Canada
Comenity Capital Bank	Utah	None
Bread Financial Funding, LLC	Delaware	None
Comenity Servicing LLC	Texas	None
WFC Card Services Holdings Inc.	Ontario, Canada	None
WFN Credit Company, LLC	Delaware	None
World Financial Capital Credit Company, LLC	Delaware	None